Exhibit 2.2
JONES DAY
222 East 41st Street
New York, New York 10017
Telephone: (212) 326-3939
Facsimile: (212) 755-7306
Corinne Ball (CB 8203)
Richard H. Engman (RE 7861)
JONES DAY
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Telephone: (216) 586-3939
Facsimile: (216) 579-0212
Heather Lennox (HL 3046)
Carl E. Black (CB 4803)
Ryan T. Routh (RR 1994)
JONES DAY
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309-3053
Telephone: (404) 521-3939
Facsimile: (404) 581-8330
Jeffrey B. Ellman (JE 5638)
Attorneys for Debtors
    and Debtors in Possession
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

X
:
In re		:	Chapter 11
:
		:	Case No. 06-10354 (BRL)
Dana Corporation, et al.,		:
		:	(Jointly Administered)
	Debtors.	:
x
FIRST MODIFICATIONS TO THIRD AMENDED JOINT PLAN
OF REORGANIZATION OF DEBTORS AND DEBTORS IN POSSESSION
          The above-captioned debtors and debtors in possession (collectively, the “Debtors”) hereby propose the following additions and modifications to the Third Amended Joint Plan of

Reorganization of Debtors and Debtors in Possession, dated October 23, 2007 (Docket No. 6671) (the “Plan”), pursuant to section 1127 of the Bankruptcy Code, and Section X.A of the Plan:1
          1. Section I.A. 102 of the Plan is modified and restated as follows:
     “Indenture Trustee Fee Claim” means, individually and collectively, a Claim against the Debtors (a) arising from and after the Petition Date pursuant to the applicable Indentures relating to any compensation, disbursements, fees and expenses, including any Claim under such Indenture relating to reasonable fees and expenses of counsel of the Indenture Trustee and (b)  in the amount of $34,696.49 arising prior to the Petition Date and owing to the Indenture Trustee and its predecessor pursuant to the applicable Indentures, which Claims shall be satisfied and discharged in accordance with Section II.A.1.h.
          2. Section I.A.105 of the Plan is modified and restates as follows:
     “Ineligible Unsecured Claims” means, collectively, General Unsecured Claims that are either Allowed or estimated by the Bankruptcy Court under section 502(c) of the Bankruptcy Code on or prior to the Effective Date and (i) are held by a Person who is not, nor are any of its affiliates, a Qualified Investor but without regard to clauses (c) and (d) of that definition; and (ii) were not Participating Claims as of the Subscription Deadline; provided, however, that Bondholder Claims which are not Participating Claims will be Ineligible Unsecured Claims even if held by such Persons. In no event will Union Claims, DCC Claims, any Claims of the non-union retirees represented by the Retiree Committee, Intercompany Claims, Convenience Claims or Asbestos Personal Injury Claims be Ineligible Unsecured Claims.
          3. Sections I.A.112, 113 and 114 of the Plan are deleted in their entirety.
          4. Section I.A.116 of the Plan is modified and restated as follows:
     “New Dana Holdco” means ~~Dana Corporation Holdings~~ Dana Holding Corporation, a Delaware corporation.
          5. Section I.A.150 of the Plan is modified and restated as follows:
     “Postpetition Interest” means: (a) for a Bondholder Claim, the contractual rate of interest set forth in the applicable Indenture; (b) the rate of interest set forth in the contract or other applicable document between the holder of a Claim and the applicable Debtor giving rise to such holder’s Claim; (c) such interest, if any, as otherwise agreed to by the holder of a Claim and the applicable Debtor; ~~or~~ (d) with respect to Secured Tax Claims or Priority Tax Claims, the rate of interest determined under applicable nonbankruptcy law; or (e) if none of the foregoing apply, the Federal Judgment Rate.
          6. Section I.A.151 of the Plan is modified and restated as follows:

[1]	All modified and restated Plan provisions are marked to reflect the modifications thereto. apitalized terms not otherwise defined herein have the meanings given to them in the Plan.

     “Post-Effective Date Interest” means: (a) for a Bondholder Claim, the contractual rate of interest set forth in the applicable Indenture; (b) the rate of interest set forth in the contract or other applicable document between the holder of a Claim and the applicable Debtor giving rise to such holder’s Claim; (c) such interest, if any, as otherwise agreed to by the holder of a Claim and the applicable Debtor; ~~or~~ (d) with respect to Secured Tax Claims or Priority Tax Claims, the rate of interest determined under applicable nonbankruptcy law; or (e) if none of the foregoing apply, the Federal Judgment Rate.
          7. Section I.A.165 of the Plan is modified and restated as follows:
     “Released Parties” means, collectively and individually, the Debtors, the Reorganized Debtors, the Official Committees and their current and former members (solely in their capacity as such), the Unions and any consultants of the Unions, the DIP Lenders (solely in their capacity as such and not in their capacity as the Debtors’ prepetition lenders), Centerbridge, CBP, Centerbridge Capital Partners Strategic, L.P., Centerbridge Capital Partners SBS, L.P. and permitted successors and assigns under the New Investment Agreement, the Ad Hoc Steering Committee and its predecessor members from and after July 5, 2007 (solely in their capacity as such), the Indenture Trustee and the Representatives of each of the foregoing.
          8. Section I.A. 170 of the Plan is modified and restated as follows:
     “Reserved Excess Minimum Cash” means (a) the Excess Minimum Cash to be contributed to the Disputed Unsecured Claims Reserve, (b) any Cash dividends or other distributions received by the Disbursing Agent on account of the Reserved Shares, (c) any ~~Cash~~ Preference Recovery Net Proceeds deposited into the Disputed Unsecured Claims Reserve by the ~~Litigation Trust or Litigation Trustee~~ Debtors or Reorganized Debtors and (d) any related Cash Investment Yield.
          9. Section I.A.184 of the Plan is modified and restated as follows:
     “Stipulation of Amount and Nature of Claim” means a stipulation or other agreement between a Debtor or Reorganized Debtor and a holder of a Claim or Interest, that, prior to the Effective Date, is approved by the Bankruptcy Court, or an agreed order of the Bankruptcy Court, establishing the amount and nature of a Claim or Interest, including any agreements made pursuant to that authority granted in the Order Establishing Claims Objection and Settlement Procedures (Docket No. 4044), entered on November 9, 2006 or other orders of the Bankruptcy Court. Any such stipulation or other agreement between a Reorganized Debtor and a holder of a Claim or Interest executed after the Effective Date is not subject to approval of the Bankruptcy Court; provided, however, that if the ~~Litigation Trustee~~ Claims Monitor Files an objection, as permitted by Section V.G.2, to such stipulation or other agreement within ten days of receiving written notice of such stipulation or other agreement, Bankruptcy Court approval will be required.
          10. Section I.A.199 is modified and restated as follows:
     “UAW Union Retiree VEBA Contribution” means the ~~$465.3 million~~ Cash contribution to be made by the Reorganized Debtors to the UAW Union Retiree VEBA pursuant to the UAW Settlement Agreement.

          11. Section I.A.211 is modified and restated as follows:
     “USW Union Retiree VEBA Contribution” means the ~~$298.7 million~~ Cash contribution to be made by the Reorganized Debtors to the USW Union Retiree VEBA pursuant to the USW Settlement Agreement.
          12. Section I.A.215 is added to the Plan:
     “Claims Monitor” means Ocean Ridge Capital Advisors, LLC .
          13. Section I.A. 216 is added to the Plan:
     “Claims Reserve Order” means the Order Approving (A) Disputed Unsecured Claims Reserves for Certain Unliquidated Claims in Connection with Distributions to Be Made Under the Debtors’ Third Amended Joint Plan of Reorganization, as It May Be Amended; and (B) Additional Procedures Related to Plan Reserves (Docket No. 7236), entered by the Bankruptcy Court on November 28, 2007.
          14. Section I.A.217 is added to the Plan:
     “Net Preference Recovery Proceeds” means, with respect to any Specified Recovery Action as to which Cash proceeds are received by the Debtors or Reorganized Debtors as contemplated by Section VI.E.2, such Cash proceeds, if any, remaining after subtracting therefrom [(a)] all out-of-pocket costs and expenses incurred by the Debtors or Reorganized Debtors (including the fees and expenses of counsel) in the pursuit of such Specified Recovery Action and (b) a charge for the services provided by employees of the Debtors or Reorganized Debtors in connection with the pursuit of such Specified Recovery Action (determined based on the fully allocated cost to the Debtors or Reorganized Debtors, as applicable, of such employees).
          15. Section I.A. 218 is added to the Plan:
     “Specified Recovery Actions” means, collectively, any actions brought by the Reorganized Debtors under section 547 of the Bankruptcy Code.
          16. Section II.A.1.h of the Plan is modified and restated as follows:
     In full satisfaction of the Indenture Trustee Fee Claims through and including the Effective Date, on the Effective Date, the Indenture Trustee Fee Claims shall be allowed as an Administrative Claim against the Debtors pursuant to section 503(b) of the Bankruptcy Code and shall be paid by the Reorganized Debtors without the need for the Indenture Trustee to file an application for allowance with the Bankruptcy Court. To receive payment pursuant to this Section II.A.1.h, the Indenture Trustee shall provide reasonable and customary detail or invoices in support of its Claims to counsel to the Reorganized Debtors and counsel to Centerbridge no later than ten days after the Effective Date. Such parties shall have the right to File objections to such Claims based on a “reasonableness” standard within 20 days after receipt of supporting documentation. The Reorganized Debtors shall pay any such Claims by the later of (i) 30 days after the receipt of supporting documentation from the Indenture Trustee, or (ii) ten Business Days after the resolution of any objections to the Claims of the Indenture Trustee with respect to the portion of the Indenture Trustee Fee Claims subject to such objection. Any disputed amount of the Indenture Trustee Fee Claims shall be subject to the jurisdiction of, and resolution by, the Bankruptcy Court. In the event that the relevant objecting party is unable to resolve a dispute with respect to an Indenture Trustee Fee Claim, the Indenture Trustee may, in its sole discretion, elect to (i) submit any such dispute to the Bankruptcy Court for resolution or (ii) assert its Charging Lien to obtain payment of such disputed Indenture Trustee Claim. The Charging Lien held by the Indenture Trustee against distributions to Bondholders on account of the Indenture Trustee Fee Claim will be deemed released upon payment of the Indenture Trustee Fee Claim in accordance with the terms of the applicable Indentures and this Plan. Except as provided herein, distributions received by Bondholders on account of Allowed Bondholder Claims pursuant to the Plan will not be reduced on account of the payment of the Indenture Trustee’s Claims. Nothing herein shall be deemed to impair, waive or extinguish the Charging Lien with respect to fees and expenses of the Indenture Trustee incurred after the Effective Date. Reasonable fees and expenses incurred by the Indenture Trustee after the Effective Date (a) in its capacity as a Disbursing Agent, (b) for matters relating to distributions to Bondholders, (c) for matters relating to any dispute concerning the Indenture Trustee Fee Claims, (d) for matters relating to any dispute concering the Claims of the Indenture Trustee and (e) matters relating to enforcement of the Plan will be paid in accordance with Section VI.D and any dispute between the Reorgnaized Debtors and the Indenture Trustee regarding the reasonableness of such fees and expenses will be submitted to the Bankruptcy Court for resolution.
          17. Section II.E.1.c of the Plan is modified and restated as follows:
     The joint venture agreements listed on Exhibit II.E.1.c shall be deemed assumed and assigned to ~~New Dana Holdco~~ the Reorganized Debtors identified on Exhibit II.E.1.c in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. The Debtors and Reorganized Debtors reserve the right to amend Exhibit II.E.1.c consistent with their rights to amend Exhibit II.E.1.a.
          18. Section III.D of the Plan is modified and restated as follows:
     On the Effective Date, Reorganized Dana shall assume and assign the Pension Plans to ~~New Dana Holdco~~ Dana Limited, which will become the sponsor and continue to administer the Pension Plans, satisfy the minimum funding standards pursuant to 26 U.S.C. § 412 and 29 U.S.C. § 1082 and administer the Pension Plans in accordance with their terms and the provisions of ERISA and the Internal Revenue Code. Furthermore, nothing in the Plan shall be construed as discharging, releasing or relieving the Debtors or the Debtors’ successors from any liability imposed under any law or regulatory provision with respect to the Pension Plans. Neither the PBGC, the Pension Plans nor any participant or beneficiary of the Pension Plans shall be enjoined or precluded from enforcing such liability with respect to the Pension Plans.

          19. Section IV.E.2 of the Plan is modified and restated as follows:
     Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement~~, including the Litigation Trust Agreement,~~ entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors will retain and may enforce any claims, demands, rights, defenses and causes of action that the Debtors or the Estates may hold against any entity, including any Recovery Actions, to the extent not expressly released under the Plan or by any Final Order of the Bankruptcy Court. If the Reorganized Debtors determine to pursue any Specified Recovery Action and, as a result, receive Cash proceeds through a settlement or other compromise of, or a judgment in connection with, such Specified Recovery Action, then promptly following the receipt of such Cash proceeds, the Reorganized Debtors will deposit the Net Preference Recovery Proceeds, if any, with respect to such Specified Recovery Action in the Disputed Unsecured Claims Reserve. All decisions and determinations by the Reorganized Debtors in connection with the Specified Recovery Actions, including without limitation decisions and determinations regarding whether to pursue or at any time to abandon any Specified Recovery Action and decisions and determinations regarding the terms for any settlement or other compromise of any Specified Recovery Action that is pursued, will be made in the sole and absolute discretion of the Reorganized Debtors and none of the Reorganized Debtors, Affiliates of the Reorganized Debtors or Representatives of the Reorganized Debtors or their Affiliates will have liability for any act or omission in connection with the Specified Recovery Actions, including without limitation the pursuit, abandonment or resolution or other compromise thereof.
          20. Section IV.E.6.c of the Plan is modified and restated as follows:
     Without limiting any other applicable provisions of, or releases contained in, the Plan, as of the Effective Date, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the consideration and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan, each holder of a Claim that votes in favor of the Plan, with respect to such Claim, to the fullest extent permissible under law, will be deemed to forever release, waive and discharge all Liabilities in any way relating to a Debtor, the Chapter 11 Cases, the Estates, the Plan, the Confirmation Exhibits or the Disclosure Statement that such entity has, had or may have against any Released Party (which release will be in addition to the discharge of Claims and termination of Interests provided herein and under the Confirmation Order and the Bankruptcy Code). Notwithstanding the foregoing and except with respect to Derivative Claims and holders of Claims that vote in favor of the Plan, nothing in the Plan shall release the claims asserted, or to be asserted, solely on account of alleged conduct occurring prior to the Petition Date, against any non-Debtor defendant in the Securities Litigation. In addition, nothing in the Plan shall be deemed to release any applicable Debtor or Reorganized Debtor from any Liability arising from or related to Asbestos Personal Injury Claims.
          21. Section V.C.2 of the Plan is modified and restated as follows:
     Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, from and after the Effective Date: (a) the initial officers of New Dana Holdco and the other Reorganized Debtors will consist of the individuals identified on Exhibit V.C.2; (b) the initial board of directors of New Dana Holdco will be comprised of ~~seven~~

nine members (to be identified on Exhibit V.C.2 as selected), as follows: (i) ~~three~~ four directors (~~one~~ two of whom must be independent) chosen by Centerbridge, (ii) ~~two~~ three Independent Directors chosen by the Creditors’ Committee, (iii) one Independent Director chosen by the Creditors’ Committee from a list of three Independent Directors proffered by Centerbridge, provided, however, if none of the Independent Directors on the list are reasonably satisfactory to the Creditors’ Committee, then Centerbridge shall proffer the names of additional Independent Directors until the name of an Independent Director reasonably satisfactory to the Creditors’ Committee is put forth and at any time during that process, the Creditors’ Committee may submit its own list, which would then be subject to the same proffer process and (iv) the Chief Executive Officer of New Dana Holdco; and (c) the initial board of directors of each of the other Reorganized Debtors will consist of the individuals identified, or will be designated pursuant to the procedures specified, on Exhibit V.C.2. Each such director and officer will serve from and after the Effective Date until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the terms of the certificate of incorporation and bylaws (or comparable constituent documents) of New Dana Holdco or the applicable other Reorganized Debtor and state law.
          22. Section V.F of the Plan is modified and restated as follows:
     The Restructuring Transactions; the adoption of new or amended and restated certificates of incorporation and bylaws (or comparable constituent documents) for New Dana Holdco and the other Reorganized Debtors and the certificate of designations for New Dana Holdco; the initial selection of directors and officers for each Reorganized Debtor; the entry into the Exit Facility and receipt of the proceeds thereof; the ~~establishment of the Litigation Trust and appointment~~ engagement of the ~~Litigation Trustee~~ Claims Monitor; the issuance of the New Preferred Stock and New Dana Holdco Common Stock; the distribution of the New Dana Holdco Common Stock and Cash pursuant to the Plan; the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing; the adoption, execution and implementation of employment, retirement and indemnification agreements, incentive compensation programs, retirement income plans, welfare benefit plans and other employee plans and related agreements; and the other matters provided for under the Plan involving the corporate structure of the Debtors and Reorganized Debtors or corporate action to be taken by or required of a Debtor or Reorganized Debtor will be deemed to occur and be effective as of the Effective Date, if no such other date is specified in such other documents, and will be authorized and approved in all respects and for all purposes without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors.

          23. Section V.G of the Plan is deleted in its entirety and replaced with the following:
     Claims Monitor
     1. Retention
          The Debtors, in consultation with the Creditors’ Committee, Ad Hoc Steering Committee and Centerbridge, will negotiate and enter into an engagement letter with the Claims Montior on terms consistent with this Section V.G. prior to the Effective Date.
     2. Powers, Rights and Responsibilities
          The powers, rights and responsibilities of the Claims Monitor shall be to: (a) consult with the Reorganized Debtors with respect to any proposed Stipulation of Amount and Nature of Claim, other settlement, other agreement or agreed order that would result in an Allowed General Unsecured Claim in excess of $500,000; (b) File an objection to any proposed Stipulation of Amount and Nature of Claim, other settlement, other agreement or agreed order that would result in an Allowed General Unsecured Claim in excess of $500,000; (c) object to any General Unsecured Claim in excess of $500,000 where (i) the Claims Monitor has expressly requested in writing that the Reorganized Debtors object to a General Unsecured Claim, which written request shall in no event be served upon the Reorganized Debtors prior to the later of (A) 60 days after the Effective Date or (B) 45 days after the Filing of a proof of Claim for such General Unsecured Claim, and (ii) the Reorganized Debtors have not Filed the objection requested by the Claims Monitor within 20 days of the Reorganized Debtors’ receipt of such request; and (d) monitor the Reorganized Debtors’ administration of the Disputed Unsecured Claims Reserve as described in the following sentence, and, in connection therewith, the Claims Monitor shall have the rights designated for the “Litigation Trustee” in paragraphs 4(a) and 4(d) of the Claims Reserve Order. If the Claims Monitor believes that the Reorganized Debtors are unreasonably maintaining excess reserves in the Disputed Unsecured Claims Reserve, then (a) no sooner than 120 days after the Effective Date, the Claims Monitor may provide written notice of such belief to the Reorganized Debtors, with a request for the Reorganized Debtors to make a specific adjustment the Disputed Unsecured Claims Reserve consistent with the Plan and the Claims Reserve Order, along with the justifications for such adjustment; and (b) if the Reorganized Debtors do not adjust the Disputed Unsecured Claims Reserve as requested in such written notice by the next Periodic Distribution Date occurring at least 30 days after the written notice, the Claims Monitor may File a motion with the Bankruptcy Court seeking to compel adjustments to, and distributions from, the Disputed Unsecured Claims Reserve. In connection with its responsibilities, the Claims Monitor may employ, without further order of the Bankruptcy Court, professionals reasonably necessary to assist the Claims Monitor in carrying out its powers, rights and responsibilities under the Plan. For the avoidance of doubt and notwithstanding anything to the contrary in the Plan, the powers, rights and responsibilities of the Claims Monitor with respect to Claims (a) shall be limited to General Unsecured Claims that, if Allowed pursuant to a Stipulation of Amount and Nature of Claim, other settlement, other agreement or order of the Bankruptcy Court, would result in an Allowed General Unsecured Claim in excess of $500,000 and (b) shall be exercised by the Claims Monitor in good faith based on its reasoned and informed judgment regarding the best interests of holders of General Unsecured Claims.
     3. Procedures for Proposed Settlements
          After the Effective Date, the following procedures will govern any proposed Stipulation of Amount and Nature of Claim, other settlement, other agreement or agreed order that would result in an Allowed General Unsecured Claim in excess of $500,000.
          a. Notice of Proposed Settlement
          In connection with any proposed Stipulation of Amount and Nature of Claim, other settlement, other agreement or agreed order that would result in an Allowed General Unsecured Claim in excess of $500,000 (a “Proposed Settlement”), the Reorganized Debtors will provide the Claims Monitor with notice of such Proposed Settlement and its terms (each, a “Notice of Proposed Settlement”) at least 15 calendar days prior to the filing by the Reorganized Debtors of a motion seeking Bankruptcy Court approval of such Proposed Settlement. Any document executed by the Reorganized Debtors in connection with a Proposed Settlement will expressly state that the terms thereof are subject to Bankruptcy Court approval to the extent the Claims Monitor objects, either informally or formally, to the Proposed Settlement and such objection is not consensually resolved.
          b. Contents of Notice of Proposed Settlement
          Each Notice of Proposed Settlement will contain, for each General Unsecured Claim that is the subject of the Proposed Settlement to which such Notice of Proposed Settlement relates, the following information: (i) the amount of such General Unsecured Claim set forth in the applicable proof of claim; (ii) the amount of such General Unsecured Claim scheduled by the Debtors, if any; (iii) the amount of such General Unsecured Claim that would be Allowed by the Proposed Settlement; and (iv) a brief statement regarding the merits of the Proposed Settlement.
          c. Settlement Procedures
          Following its receipt of a Notice of Proposed Settlement, the Claims Monitor will have 15 calendar days to review and consider the Proposed Settlement to which such Notice of Proposed Settlement relates. If within such 15-day period the Claims Monitor does not deliver to the Reorganized Debtors written notice of its objection to such Proposed Settlement, the Reorganized Debtors may effectuate the Proposed Settlement without further Bankruptcy Court approval of the Proposed Settlement. If within such 15-day period the Claims Monitor does deliver to the Reorganized Debtors written notice of its objection to such Proposed Settlement, the Claims Monitor and the Reorganized Debtors will negotiate in good faith to resolve such objection. If they cannot resolve such objection within ten calendar days after receipt by the Reorganized Debtors of such notice of objection, the Reorganized Debtors may file a motion with the Bankruptcy Court seeking approval of such Proposed Settlement and the Claims Monitor may object to such Proposed Settlement, provided that, with respect to any Proposed Settlement that would result in an Allowed General Unsecured Claim of greater than $25 million, the Reorganized

Debtors will not seek Bankruptcy Court approval without the prior consent of the Claims Monitor (which consent may not be unreasonably withheld or delayed). To the extent that the Reorganized Debtors believe that that the Claims Monitor is unreasonably withholding or delaying consent, the Reorganized Debtors may seek appropriate relief from the Bankruptcy Court.
     4. Fees and Expenses
          Except as otherwise ordered by the Bankruptcy Court, the reasonable and necessary fees and expenses of the Claims Monitor (including the reasonable and necessary fees and expenses of any professionals assisting the Claims Monitor in carrying out its powers, rights and responsibilities under the Plan) will be funded by the Reorganized Debtors without further order from the Bankruptcy Court.
     5. Exculpation
          Neither the Claims Monitor nor any of its counsel, directors, members, officers, employees, agents, professionals, principals or other representatives, acting in such capacity shall be liable for any act or omission taken or omitted to be take in connection with its rights and responsibilities under the Plan, other than acts or omissions resulting from willful misconduct or gross negligence.
     6. Confidentiality
          All (a) information, documents and matters of whatever nature and kind disclosed by the Debtors or Reorganized Debtors to the Claims Monitor that are identified by the Debtors or Reorganized Debtors in writing as being confidential (subject to the right of the Claims Monitor to seek a determination of the Bankruptcy Court after notice to the Debtors or Reorganized Debtors declaring that such information, documents or matters are not confidential) and (b) information or documents generated by the Claims Monitor or its professionals for use by the Claims Monitor and which are identified by Claims Monitor as confidential (collectively, “Confidential Material”), will, except as otherwise provided herein, be kept confidential and not be disclosed in any manner whatsoever. Notwithstanding the foregoing, Confidential Material may be disclosed (w) to the Claims Monitor’s directors, officers, employees, members, principals, professional advisors, agents or other representatives who need to know such information and agree to maintain its confidentiality; (x) to governmental or regulatory or self-regulatory authorities as deemed necessary by counsel to the Claims Monitor, (y) to any third party if the Claims Monitor is obligated by law to do so provided that the Claims Monitor seeks to have the third party agree to maintain the confidentiality of the Confidential Material or provides advance written notice to the Debtors or Reorganized Debtors and an opportunity to seek appropriate confidentiality protections, or (z) to the extent such Confidential Material becomes generally available to the public other than as a result of disclosure by the Claims Monitor. Notwithstanding the Claims Monitor’s resignation or removal, the resigning or removed Claims Monitor and its representatives shall remain bound by the confidentiality provisions of this Agreement.

     7. Duration
          The Claims Monitor’s engagement will terminate on the later of (a) the date that the last Disputed General Unsecured Claim in excess of $500,000 is resolved and (b) the date that the last distribution is made from the Disputed Unsecured Claims Reserve.
          24. SectionV.I.1 of the Plan is modified and restated as follows:
     Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan or as otherwise provided for herein, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VI, the Indentures and the Bonds will be deemed canceled and of no further force and effect against the Debtors, without any further action on the part of any Debtor. The holders of the Bonds will have no rights against the Debtors arising from or relating to such instruments and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that no distribution under the Plan will be made to or on behalf of any holder of an Allowed Bondholder Claim until such Bonds are surrendered to and received by the applicable Third Party Disbursing Agent to the extent required in Section VI.L. Notwithstanding the foregoing and anything contained in the Plan, the applicable provisions of the Indentures will continue in effect solely for the purposes of (a) allowing the Indenture Trustee or other Disbursing Agent to make distributions on account of Bondholder Claims under the Plan as provided in Section VI.F of the Plan and for the Indenture Trustee to perform such other functions with respect thereto under the Indentures and to have the benefit of all the protections and other provisions of the applicable Indentures with respect to the Bondholders in doing so, (b) permitting the Indenture Trustee to maintain or assert any rights or Charging Liens it may have on distributions to Bondholders for the Indenture Trustee Fee Claim pursuant to the terms of the Plan and the applicable Indenture. The Reorganized Debtors shall have not have any obligations to the Indenture Trustee for any fees, costs or expenses except as expressly provided in the Plan.
          25. Section V.L of the Plan is modified and restated as follows:
     The President, Chief Executive Officer, Chief Financial Officer, or any Vice President, Treasurer, Assistant Treasurer or Secretary of each Debtor or Reorganized Debtor, as applicable, will be authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan. The Secretary or any Assistant Secretary of each Debtor or Reorganized Debtor will be authorized to certify or attest to any of the foregoing actions. Pursuant to section 1146(a) of the Bankruptcy Code, the following will not be subject to any stamp Tax, real estate transfer Tax, mortgage recording Tax, sales or use Tax or similar Tax: (1) the issuance, transfer or exchange of New Dana Holdco Common Stock and New Preferred Stock; (2) the creation of any mortgage, deed of trust, lien or other security interest; (3) the making or assignment of any lease or sublease; (4) the execution and delivery of the Exit Facility; (5) any Restructuring Transaction; or (6) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale or assignments executed in connection with any of the foregoing or pursuant to the Plan.

          26. Section VI.E.1 of the Plan is modified and restated as follows:
     On the Effective Date or otherwise prior to the initial distributions under Section VI.G.1, the Disputed Unsecured Claims Reserve will be established by the Disbursing Agent and the Reserved Shares and/or Reserved Excess Minimum Cash will be placed in the Disputed Unsecured Claims Reserve by the Disbursing Agent for the benefit of holders of Allowed Claims in Class 5B and Disputed Claims that become Allowed Claims in Class 5B. For the purpose of calculating the amount of New Dana Holdco Common Stock and/or Excess Minimum Cash to be contributed to the Disputed Unsecured Claims Reserve, all Disputed Claims will be treated (solely for purposes of establishing the Disputed Unsecured Claims Reserve) as Allowed Claims in the Face Amount of such Claims as of the Effective Date. In addition, Disputed Claims rendered duplicative as a result of the consolidation of the Consolidated Debtors pursuant to Section VIII.A will only be counted once for purposes of establishing the Disputed Unsecured Claims Reserve. As Disputed Claims are resolved, ~~the Disbursing Agent shall make adjustments to the reserves for Disputed Claims, but the Reorganized Debtors shall not be required to increase such reserves from and after the Effective Date. The Debtors may File a motion seeking an order of the Bankruptcy Court approving additional procedures for the establishment of the Disputed Unsecured Claims Reserve.~~, the Reorganized Debtors shall make (or direct the Disbursing Agent to make) appropriate adjustments to the reserves for Disputed Claims consistent with the Plan and the Claims Reserve Order, but the Reorganized Debtors (and any Disbursing Agent) shall not be required to increase such reserves from and after the Effective Date. The Debtors and the Reorganized Debtors retain the right to seek additional relief from the Bankruptcy Court relating to the Disputed Unsecured Claims Reserve, as they deem necessary or appropriate, including to implement additional or different procedures not inconsistent with the terms of the Plan with respect to certain Claims or groups of Claims. The Disputed Unsecured Claims Reserve will be administered by the Reorganized Debtors consistent to the Plan, the Claims Reserve Order and any further orders of the Bankruptcy Court.
          27. Section VI.E.2 of the Plan is modified and restated as follows:
     Cash dividends and other distributions received by the Disbursing Agent on account of the Reserved Shares ~~and any Cash deposited into the Disputed Unsecured Claims Reserve from the Litigation Trust,~~ along with any Cash Investment Yield on Cash, including Net Preference Recovery Proceeds, if any, held in the Disputed Unsecured Claims Reserve, will (a) be deposited in a segregated bank account in the name of the Disbursing Agent for the benefit of holders of Allowed Claims in Class 5B and Disputed Claims that become Allowed Claims in Class 5B, (b) will be accounted for separately and (c) will not constitute property of the Reorganized Debtors. The Disbursing Agent will invest any Cash held in the Disputed Unsecured Claims Reserve in a manner consistent with Dana’s investment and deposit guidelines.
          28. Section VI.E.3 of the Plan is modified and restated as follows:
     Each holder of an Allowed Claim in Class 5B and each holder of a Disputed Claim that ultimately becomes an Allowed Claim in Class 5B will have recourse only to the initial distribution of Distributable Shares of New Dana Holdco Common Stock and Distributable Excess Cash and the Disputed Unsecured Claims Reserve Assets and not to any other assets held by the Reorganized Debtors, their property or any assets previously distributed on account of any

Allowed Claim or Allowed Interest. Each holder of an Allowed Claim in Class 6D will have recourse, to the extent each holder of an Allowed Claim in Class 5B has been paid in full, plus Postpetition Interest and Post-Effective Date Interest, only to the Disputed Unsecured Claims Reserve Assets, if any, and not to any other assets held by any Disbursing Agent, the Reorganized Debtors, their property or any assets previously distributed on account of any Allowed Claim. Each holder of an Allowed Interest in Class 7A or an Allowed Claim in Class 7B will have recourse, to the extent each holder of an Allowed Claim in Classes 5B and 6D has been paid in full, plus Postpetition Interest and Post-Effective Date Interest, only to the Disputed Unsecured Claims Reserve Assets, if any, and not to any other assets held by any Disbursing Agent, ~~the Litigation Trust, the Litigation Trustee,~~ the Reorganized Debtors, their property or any assets previously distributed on account of any Allowed Claim or Allowed Interest.
          29. Section VI.F.1.b.v of the Plan is modified and restated as follows:
     Notwithstanding any of the foregoing, nothing herein shall be deemed to impair, waive or extinguish any rights of the Indenture Trustee with respect to a Charging Lien, provided, however, that any such Charging Lien will be released to the extent provided in the Plan upon payment of the Indenture Trustee’s reasonable fees and expenses in accordance with the terms of the applicable Indentures and this Plan.
          30. Section VI.G.4 of the Plan is modified and restated as follows:
     Except as expressly provided in the Plan or the Confirmation Order, Post-Effective Date Interest shall not accrue on account of any Claim.
          31. Section VII.A.2 of the Plan is modified and restated as follows:
     At the Debtors’ or, after the Effective Date, the Reorganized Debtors’ option, any unliquidated Tort Claim (as to which a proof of Claim was timely Filed in the Chapter 11 Cases) not resolved through the ADR Procedures or a Final Order of the Bankruptcy Court will be determined and liquidated in the administrative or judicial tribunal(s) in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction. The Debtors or the Reorganized Debtors may exercise the above option by service upon the holder of the applicable Tort Claim of a notice informing the holder of such Tort Claim that the Debtors or the Reorganized Debtors have exercised such option. Upon a Debtor’s or Reorganized Debtor’s service of such notice, the automatic stay provided under section 362 of the Bankruptcy Code, or after the Effective Date, the discharge injunction, will be deemed modified, without the necessity for further Bankruptcy Court approval, solely to the extent necessary to allow the parties to determine or liquidate the Tort Claim in the applicable administrative or judicial tribunal(s). Notwithstanding the foregoing, at all times prior to or after the Effective Date, the Bankruptcy Court will retain jurisdiction relating to Tort Claims, including the Debtors’ right to have such Claims determined and/or liquidated in the Bankruptcy Court (or the United States District Court having jurisdiction over the Chapter 11 Cases) pursuant to section 157(b)(2)(B) of title 28 of the United States Code, as may be applicable. Any Tort Claim determined and liquidated pursuant to a judgment obtained in accordance with this Section VII.A.2 and applicable non-bankruptcy law that is no longer appealable or subject to review will be deemed an Allowed Claim, as applicable, in Classes 5A and 5B against the applicable Debtor in such liquidated amount, provided that only the amount of such Allowed Claim that is ~~less than or equal to the Debtor’s self-insured retention or deductible in connection with any applicable insurance policy and is~~ not satisfied from proceeds of insurance payable to the holder of such Allowed Claim under the Debtors’ insurance policies will be treated as an Allowed Claim for the purposes of distributions under the Plan. ~~In no event will a distribution be made under the Plan to the holder of a Tort Claim on account of any portion of an Allowed Claim in excess of the applicable Debtor’s deductible or self-insured retention under any applicable insurance policy.~~ In the event a Tort Claim is determined and liquidated pursuant to a judgment or order that is obtained in accordance with this Section VII.A.2 and is no longer appealable or subject to review, and applicable non-bankruptcy law provides for no recovery against the applicable Debtor, such Tort Claim will be deemed expunged without the necessity for further Bankruptcy Court approval upon the applicable Debtor’s service of a copy of such judgment or order upon the holder of such Tort Claim. Nothing contained in this Section will constitute or be deemed a waiver of any claim, right or cause of action that a Debtor may have against any person or entity in connection with or arising out of any Tort Claim, including but not limited to any rights under section 157(b)(5) of title 28 of the United States Code. All claims, demands, rights, defenses and causes of action that the Debtors or the Reorganized Debtors may have against any person or entity in connection with or arising out of any Tort Claim are expressly retained and preserved.
          32. Section VII.B.3 of the Plan is modified and restated as follows:
     The Debtors or Reorganized Debtors, as applicable, will have the authority to amend the Schedules with respect to any Claim and to make distributions based on such amended Schedules without approval of the Bankruptcy Court. If any such amendment to the Schedules reduces the amount of a Claim or changes the nature or priority of a Claim, the Debtor or Reorganized Debtor will provide (a) the holder of such Claim and (b) the Creditors’ Committee or ~~Litigation Trustee~~ the Claims Monitor (as applicable) with notice of such amendment and such parties will have 20 days to File an objection to such amendment with the Bankruptcy Court. If no such objection is Filed, the applicable Disbursing Agent may proceed with distributions based on such amended Schedules without approval of the Bankruptcy Court.
          33. Section IX.F of the Plan is modified and restated as follows:
     Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan, ~~the Litigation Trust Agreement,~~ the Disclosure Statement or the Confirmation Order;
          34. Section IX.G of the Plan is modified and restated as follows:
     Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan, ~~the Litigation Trust Agreement~~ or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan, ~~the Litigation Trust Agreement~~ or any entity’s rights arising from or obligations incurred in connection with the Plan, ~~the Litigation Trust Agreement~~ or such documents;

     Except as expressly provided herein, no other provision of the Plan is modified by these First Modifications.

Dated: December 6, 2007	Respectfully submitted, Dana Corporation, on its own behalf and on behalf of each affiliate Debtor
	By:	/s/ Marc S. Levin
	Name:	Marc S. Levin
	Title:	Acting Secretary

COUNSEL:
Corinne Ball (CB 8203)
Richard H. Engman (RE 7861)
JONES DAY
222 East 41st Street
New York, New York 10017
Telephone: (212) 326-3939
Facsimile: (212) 755-7306
Heather Lennox (HL 3046)
Carl E. Black (CB 4803)
Ryan T. Routh (RR 1994)
JONES DAY
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Telephone: (216) 586-3939
Facsimile: (216) 579-0212
Jeffrey B. Ellman (JE 5638)
JONES DAY
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309-3053
Telephone: (404) 521-3939
Facsimile: (404) 581-8330
ATTORNEYS FOR DEBTORS
AND DEBTORS IN POSSESSION